Exhibit E

CONSENT

I hereby consent to the use of the Legal Affairs Directorate of the Department of Treasury of the Ministry of Economy and Finance of Italy and the making of the statements with respect to it which are set forth under the caption “Validity of the Securities” in the Prospectus included in this Registration Statement filed by the Republic of Italy with the Securities and Exchange Commission of the United States.

In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

By:	/s/ Paola Tirocchi
Name: Paola Tirocchi

Title: Head of the Unit VII
Legal Affairs Directorate
Department of Treasury
Ministry of Economy and Finance

Dated: February 5, 2013.